                                                                    EXHIBIT 4.11

(The following is a non-binding English translation of the Chinese original.)

                        CHINA EASTERN AIR HOLDING COMPANY

                       CHINA EASTERN AIR NORTHWEST COMPANY

                        CHINA EASTERN AIR YUNNAN COMPANY

                                       AND

                   CHINA EASTERN AIRLINES CORPORATION LIMITED

                            AGREEMENT IN RELATION TO

                                THE ASSIGNMENT OF

                THE CORE AVIATION BUSINESS AND ASSOCIATED ASSETS

                                       OF

                       CHINA EASTERN AIR NORTHWEST COMPANY

                                       AND

                        CHINA EASTERN AIR YUNNAN COMPANY

                                      FROM

                        CHINA EASTERN AIR HOLDING COMPANY

                                       TO

                   CHINA EASTERN AIRLINES CORPORATION LIMITED

                                       4-1

                                   12 MAY 2005
                    Commerce and Finance Law Offices, Beijing
     Room 714, Huapu International Plaza, 19 Chaoyangmenwai Avenue, Chaoyang
                            District, Beijing 100020

                                      4-2

                                    CONTENTS

1. Interpretation

2. Assignment of the Core Aviation Business and Associated Assets

3. Consideration for Assignment

4. Payment

5. Assumption of Liabilities

6. Effectiveness of Agreement

7. Transfer of Rights and Obligations

8. Handover of Business and Assets and Transfer of Risks

9. Taxes and Fees

10. Representations, Warranties and Undertakings

11. Non-Competition Undertaking

12. Compensation

13. Force Majeure

14. Confidentiality

15. Governing Law

16. Resolution of Disputes

17. Miscellaneous

Schedule 1.1: Report on the Appraisal of the Part of the Core Business Assets
              and Associated Liabilities of China Eastern Air Northwest Company to be Assigned by China Eastern Air Holding Company (Ref. Zhong Hua Ping Bao Zi (2005) No. 22-1)

Schedule 1.2: Report on the Appraisal of the Part of the Core Business Assets
              and Associated Liabilities of China Eastern Air Yunnan Company to be Assigned by China Eastern Air Holding Company (Ref. Zhong Hua Ping Bao Zi (2005) No. 22-2)

Schedule 2.1: Leased Aircraft

Schedule 2.2: Leased Properties and Sites

Schedule 3: Routes

Schedule 4: Personnel

                                      4-3

THIS ASSET ASSIGNMENT AGREEMENT (hereinafter referred to as the "Agreement") is entered into on 12 May 2005 in Shanghai, the People's Republic of China ("China"), by and among the following parties:

China Eastern Air Holding Company
Address: 2550 Hong Qiao Road, Shanghai
Legal Representative: Li Fenghua

China Eastern Air Northwest Company
Address: Xiguan Airport, Xi'an, Shaanxi
Legal Representative: Liu Xingchen

China Eastern Air Yunnan Company
Address: Wujiaba Airport, Guandu District, Kunming
Legal Representative: Li Mingdao

China Eastern Airlines Corporation Limited
Address: 66 Airport Street, Pudong International Airport, Shanghai Legal Representative: Li Fenghua

WHEREAS:

(1) The Assignor, a group company under ownership by the whole people, is established and validly existing under the laws of China. CEA Northwest and CEA Yunnan are wholly-owned subsidiaries of the Assignor;

(2) The Assignee is a joint stock limited company established and validly existing under the laws of China, as well as a listed company whose "A" shares are listed in China and "H" shares are listed in the Hong Kong Stock Exchange. The Assignor holds 61.64% of the Assignee's shares;

(3) The Assignee intends to purchase from the Assignor and the Assignor intends to sell to the Assignee the core aviation business and associated assets of CEA Northwest and CEA Yunnan; and

(4) CEA Northwest and CEA Yunnan will transfer their Core Aviation Business and Associated Assets to the Assignee in accordance with the instructions of the Assignor.

NOW, THEREFORE, the parties have, after friendly consultations, reached the following agreement on the basis of the principles of equality and mutual benefit:

                                      4-4

1.    INTERPRETATION

1.1 Unless stipulated otherwise, the following terms shall have the meanings assigned to them below:

      "Assignor"          means China Eastern Air Holding Company;

      "Assignee"          means China Eastern Airlines Corporation Limited;

      "CEA Northwest"     means China Eastern Air Northwest Company, formerly
                          China Northwest Airlines;

      "CEA Yunnan"        means China Eastern Air Yunnan Company, formerly China
                          Yunnan Airlines;

      "Core Aviation      means the air transportation business and the related
         Business and     assets and liabilities owned by CEA Northwest and CEA
         Associated       Yunnan at the time this Agreement is entered into,
         Assets"          including the aviation-related assets, liabilities,
                          personnel, routes and contracts set out in the Schedules hereto;

      "Reference Date"    means the appraisal reference date determined in
                          Clause 3.1 of this Agreement;

      "Preliminary        means the price for the assignment of the Core
         Assignment       Aviation Business and Associated Assets preliminarily
         Price"           determined based on the appraisal results in
                          accordance with the provisions of Clause 3.1 of this Agreement, being Nine Hundred Eighty-five Million Six
                          Hundred Ninety-two Thousand and Eight Hundred Yuan
                          Renminbi Exactly (RMB985,692,800);

      "Final Assignment   means the final price for the assignment of the Core
         Price"           Aviation Business and Associated Assets as determined
                          in accordance with the provisions of Clause 3.2;

      "Effective Date"    means the date on which this Agreement comes into
                          effect pursuant to Clause 6.

                                       4-5

1.2 References herein to "Clauses" are to the clauses of this Agreement unless stipulated otherwise in this Agreement. Clause headings are inserted for ease of reading only and shall not be construed the interpretation of this Agreement.

2.    ASSIGNMENT OF THE CORE AVIATION BUSINESS AND ASSOCIATED ASSETS

2.1 The Assignor agrees to sell to the Assignee and the Assignee agrees to purchase from the Assignor the Core Aviation Business and Associated Assets owned by CEA Northwest and CEA Yunnan, both wholly-owned subsidiaries of the Assignor, in accordance with the terms and conditions of this Agreement.

2.2 The particulars set out in the Schedules to this Agreement shall prevail in respect of the scope of the Core Aviation Business and Associated Assets to be assigned by the Assignor to the Assignee stipulated in the preceding paragraph and include the following:

      (1) the assets and rights and interests relating to the core aviation business respectively owned by CEA Northwest and CEA Yunnan as at the execution date of this Agreement; for the particulars of the same, please refer to, respectively, Tables 3 - 8 of the Detailed Asset Appraisal Tables attached to Schedules 1.1 and 1.2 to this Agreement;

      (2) the liabilities connected with the core aviation business respectively owned by CEA Northwest and CEA Yunnan as at the execution date of this Agreement; for the particulars of the same, please refer to, respectively, Tables 9 and 10 of the Detailed Asset Appraisal Tables attached to Schedules 1.1 and 1.2 to this Agreement;

      (3) the assets leased by CEA Northwest and CEA Yunnan from third parties as at the execution date of this Agreement, as set out in Schedules
            2.1 and 2.2 to this Agreement, including but not limited to all their leased aircrafts, whether leased under finance leases or operating leases;

      (4) all routes operated by CEA Northwest and CEA Yunnan as at the execution date of this Agreement, as set out in Schedule 3 to this Agreement;

      (5) the personnel of CEA Northwest and CEA Yunnan as at the execution date of this Agreement, as set out in Schedule 4 to this Agreement; and

      (6) the major contracts which have been signed and are currently being performed by CEA Northwest and CEA Yunnan in connection with the operation of their core air transportation business as at the execution date of this Agreement.

                                      4-6

3.    CONSIDERATION FOR ASSIGNMENT

3.1 According to the "Report on the Appraisal of the Part of the Core Business Assets and Associated Liabilities of China Eastern Air Northwest Company To Be Assigned by China Eastern Air Holding Company" (ref. Zhong Hua Ping Bao Zi (2005) No. 22-1) and the "Report on the Appraisal of the Part of the Core Business Assets and Associated Liabilities of China Eastern Air Yunnan Company To Be Assigned by China Eastern Air Holding Company" (ref. Zhong Hua Ping Bao Zi (2005) No. 22-2) issued by China Consultants of Accounting and Financial Management Co., Ltd. on April 18, 2005, December, 31, 2004 as the Reference Date, the total value of the assets and liabilities comprising the Core Aviation Business and Associated Assets to be transferred by the Assignor to the Assignee under this Agreement is Nine Billion Five Hundred Forty-one Million Eight Hundred Ninety-two Thousand and Four Hundred Yuan Renminbi Exactly (RMB9,541,892,400) and Eight Billion Five Hundred Fifty-six Million One Hundred Ninety-nine Thousand and Six Hundred Yuan Renminbi Exactly (RMB8,556,199,600) respectively, and the value of the assets net of liabilities is Nine Hundred Eighty-five Million Six Hundred Ninety-two Thousand and Eight Hundred Yuan Renminbi Exactly (RMB985,692,800). The parties agree that the price for the assignment of the Core Aviation Business and Associated Assets as stipulated in Clause 2 of this Agreement is preliminarily set at Nine Hundred Eighty-five Million Six Hundred Ninety-two Thousand and Eight Hundred Yuan Renminbi Exactly (RMB985,692,800).

3.2 The parties agree that, after the formal entry into effect of this Agreement, the Assignor and the Assignee shall jointly retain an accountant registered in China to conduct an audit of the gains and losses derived from the Core Aviation Business and Associated Assets during the period between the Reference Date and the Effective Date in accordance with the generally accepted accounting principles of China. The Final Price for the assignment of the Core Aviation Business and Associated Assets as stipulated in this Agreement shall be the Preliminary Assignment Price plus the audited gain or loss.

4.    PAYMENT

4.1 Within five days of the Effective Day, the Assignee shall pay the Assignor 70% of the Preliminary Assignment Price stipulated in Clause 3.1 of this Agreement, being Six Hundred Eighty-nine Million Nine Hundred Eighty-four Thousand Nine Hundred and Sixty Yuan Renminbi Exactly (RMB689,984,960).

4.2 The Assignee shall pay the balance of the Final Assignment Price, after subtraction of 70% of the Preliminary Assignment Price paid as stipulated in Clause 4.1 of this Agreement, within 15 days as from the date when all the following conditions are satisfied:

                                      4-7

      (1) the issuance by the accountant registered in China of the audit report on the gains and losses derived from the Core Aviation Business and Associated Assets during the period between the Reference Date and the Effective Date;

      (2) the consent of other shareholders of CEA Northwest and CEA Yunnan to the assignment by CEA Northwest and CEA Yunnan of the equity and interest assets contained in the Core Aviation Business and Associated Assets to the Assignee, and a waiver from such shareholders of their pre-emptive right of purchase;

      (3) the consent of the lessors of all aircrafts operated by CEA Northwest and CEA Yunnan under finance leases and operating leases and included in the Core Aviation Business and Associated Assets, and that of other related third parties to the change in the lessee of the relevant aircrafts from CEA Northwest or CEA Yunnan to the Assignee; and

      (4) the consent of the creditors of the liabilities contained in the Core Aviation Business and Associated Assets to the relevant debtor being changed from CEA Northwest or CEA Yunnan to the Assignee.

5.    ASSUMPTION OF LIABILITIES

      Other than the liabilities stated in Tables 9 and 10 of the Detailed Assets Appraisal Tables respectively attached to Schedules 1-1 and 1-2 to this Agreement, the Assignee shall not be held liable for any other liabilities of CEA Northwest or CEA Yunnan (including contingent liabilities), or any indemnification, claim or compensation which may arise from the assignment, and such liabilities, indemnification, claims and compensation shall be borne by the Assignor and/or CEA Northwest or CEA Yunnan.

6.    EFFECTIVENESS OF AGREEMENT

      Once the legal representatives or the authorized representatives of the parties have signed this Agreement and affixed the official seals of the parties, it shall come into effect on the last day of the month in which all of the following conditions are satisfied:

      (1) the result of the appraisal of the Core Aviation Business and Associated Assets of the Assignor is approved by the State-Owned Assets Supervision and Administration Commission of the State Council;

      (2) the economic activities of the Assignor assigning the Core Aviation Business and Associated Assets by agreement to the Assignee is approved by the

                                      4-8

            State-Owned Assets Supervision and Administration Commission of the State Council; and

      (3) a resolution in respect of the Assignee's acquisition of the Core Aviation Business and Associated Assets from the Assignor is adopted at a general meeting of the shareholders of the Assignee where the connected shareholders recused themselves.

7.    TRANSFER OF RIGHTS AND OBLIGATIONS

      The parties to this Agreement hereby agree that the ownership of, or right to use, the Core Aviation Business and Associated Assets as well as the corresponding obligations shall in principle pass from the Assignor to the Assignee as from the Effective Day (including the Effective Day). However, the transfer of the rights in, and the obligations relating to, the assets included in the associated assets which require the consent of third parties as stipulated in Clause 4.2 of this Agreement shall only be deemed completed once such consent has been obtained from the relevant third parties.

8.    HANDOVER OF BUSINESS AND ASSETS AND TRANSFER OF RISKS

8.1 Commencing on the Effective Date, the Assignor and the Assignee shall carry out the procedures for the handover of the Core Aviation Business and Associated Assets in accordance with the principles set forth below, and the risks associated with such business and assets shall pass from the Assignor to the Assignee on the date of actual delivery of the relevant assets:

      (1) The Assignor, CEA Northwest and CEA Yunnan shall directly transfer actual possession of the assets and interests set forth in Tables 3 to 8 of the Detailed Asset Appraisal Tables respectively attached to Schedules 1-1 and 1-2 to this Agreement to the Assignee and, where registration of the assignment is required under relevant laws, they shall novate the relevant registration to the Assignee.

      (2) The Assignor, CEA Northwest and CEA Yunnan shall transfer the liabilities set forth in Tables 9 and 10 of the Detailed Asset Appraisal Tables respectively attached to Schedules 1-1 and 1-2 to this Agreement to the Assignee upon obtaining the consent of the original creditors.

      (3) Regarding the leased assets set out in Schedules 2-1 and 2-2 to this Agreement, the Assignor, CEA Northwest and CEA Yunnan shall, upon obtaining the consent of the lessors, novate the relevant lease contracts to the Assignee, and shall transfer actual possession of the relevant assets to the Assignee.

                                      4-9

      (4) Regarding the routes set out in Schedule 3 to this Agreement, the Assignor, CEA Northwest and CEA Yunnan shall be responsible for obtaining the consent of the Civil Aviation Administration of China and shall novate the relevant route approval documents to the Assignee.

      (5) Regarding the incumbent staff set out in Schedule 4 to this Agreement, the Assignor, CEA Northwest and CEA Yunnan shall, upon obtaining the consent of the relevant personnel, terminate the employment contracts made with them and shall procure their entering into new employment contracts with the Assignee.

      (6) Regarding the major contracts which have been entered into and are being performed by CEA Northwest and CEA Yunnan for the purpose of operating their core aviation business, the Assignor, CEA Northwest and CEA Yunnan shall, upon obtaining the consent of the original counterparties thereto, novate the contracts to the Assignee.

8.2 The Assignor shall, within five working days of the Effective Date, actually deliver the Core Aviation Business and Associated Assets into the possession of the Assignee, and shall transfer into the custody of the Assignee the originals of all relevant contracts, deeds, agreements, undertakings, letters of guarantee, letters of credit, insurance policies and other relevant documents.

8.3 Regarding the transfer of those parts of the Core Aviation Business and Associated Assets for which an amendment of registration or registration is required under the laws of China, the Assignor shall promptly complete the relevant amendment or registration procedures within 90 days, and the Assignee shall actively give its cooperation to the Assignor.

8.4 The parties to this Agreement hereby agree that during the period between the date of execution of this Agreement and the actual date of delivery of the Core Aviation Business and Associated Assets or the date of actual completion of the relevant amendment or registration procedures, the Assignor, CEA Northwest and CEA Yunnan shall hold and diligently and dutifully manage the relevant Core Aviation Business and Associated Assets for and on behalf of the Assignee.

9.    TAXES AND FEES

9.1 For the purpose of Clause 9.2, the term "taxes and fees" means all the taxes levied by State, provincial and municipal government agencies or paid to the abovementioned governments or agencies, including but not limited to the taxes and fees levied on gross profits, net profits, income, revenues, sales, transactions, patents and other intellectual property rights, tangible and intangible assets, and

                                      4-10
      movables and real estates (including those on their purchase and sale, assignment, bequest, disposal, ownership, use or possession), and including but not limited to income tax, business tax, value-added tax, consumption tax, customs duties, stamp duties, deductions and withholding tax.

9.2 The Assignor shall bear all taxes and fees arising from or in connection with the Core Aviation Business and Associated Assets prior to the Effective Date (excluding the Effective Date), whether the same are actually collected or paid before or after the Effective Date, and the taxes arising after the Effective Date (including the Effective Date) shall be borne by the Assignee.

9.3 Unless stipulated otherwise in this Agreement, each party agrees to bear the taxes and all other expenses incurred by it in connection with its performance of this Agreement.

10.   REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

10.1 Each party to this Agreement gives the following representations, warranties and undertakings to each of the other parties:

      (1) it is an independent legal person established in accordance with the laws of China, with a valid and effective enterprise business license, and has full authority to engage in the businesses set out in the scope of business on its business license;

      (2) it has full legal rights, powers and authority to enter into this Agreement and to perform its duties and obligations under this Agreement; and

      (3) no provision of this Agreement is in contravention of its constitutive documents or the laws and regulations of China or of any agreement executed with a third party.

10.2 The Assignor, CEA Northwest and CEA Yunnan jointly give the following representations, warranties and undertakings to the Assignee:

      (1) their signing of this Agreement and performance of their duties and obligations under this Agreement, including but not limited to the assignment of the Core Aviation Business and Associated Assets to the Assignee, do not contravene their constitutive documents or any contract or agreement to which they are a party, or any provision of applicable laws;

      (2) all documents and information provided by them to the Assignee and to the intermediaries engaged by the Assignee are true, and the copies provided are consistent with the originals;

                                      4-11

      (3) they are the legal owners of the Core Aviation Business and Associated Assets and they have not encumbered the Core Aviation Business and Associated Assets with any lien, mortgage or other third party interests (other than those disclosed in the Asset Appraisal Reports and the Financial Audit Reports);

      (4) as of the Effective Date, there is no litigation, claim, legal proceeding, administrative proceeding or other legal procedure pending or, to their knowledge, threatened or potentially threatening against them and which is causing or may cause a delay in, a limitation on, an adverse impact on or an impediment to the performance of their obligations under this Agreement;

      (5) in addition to the approval from the State-Owned Assets Supervision and Administration Commission of the State Council, the Assignor has obtained all the approvals, permissions, consents and/or registrations from relevant government agencies necessary to make the assignment of the Core Aviation Business and Associated Assets under this Agreement legal and valid;

      (6) as at the Effective Date, the Assignor has obtained the consent of a majority of the creditors of the liabilities included in the Core Aviation Business and Associated Assets to be assigned to the Assignee, and the consent of a majority of the lessors of the leased assets to be assigned to the Assignee, agreeing to the assignment of the relevant liabilities and leases to the Assignee; regarding that portion of the liabilities and leased assets for which the consent of creditors or lessors has not yet been obtained, the Assignor warrants that it will obtain such consents as soon as possible;

      (7) as at the Effective Date, the Assignor has obtained the consent of a majority of the counterparties to the contracts or agreements which are necessary for the normal use or operation of the Core Aviation Business and Associated Assets, agreeing to the assignment of the relevant contracts or agreements to the Assignee or to the execution of new contracts with the relevant third parties, and to performance of such contracts or agreements being continued by the Assignee; regarding those contracts or agreements for which the consents of the counterparties have not yet been obtained, the Assignor warrants that it will obtain such consents as soon as possible;

      (8) as soon as possible after the Effective Date, the Assignor will be responsible for novating to the Assignee all of CEA Northwest's and CEA Yunnan's route operation permits, flight operation permits and their other permits, registration certificates and recordals necessary for the normal use and operation of the Core Aviation Business and Associated Assets; and

                                      4-12

      (9) during the period between the date of execution of this Agreement and the date of completion of the procedures for the hand over of the Core Aviation Business and Associated Assets, the Assignor, CEA Northwest and CEA Yunnan will manage the Core Aviation Business and Associated Assets in a normal, diligent and dutiful manner.

10.3 All representations, warranties and undertakings set out in this Clause are separate and independent and, unless stipulated otherwise, shall not be limited by any other terms or provisions of this Agreement.

11.   NON-COMPETITION UNDERTAKING

      The Assignor, CEA Northwest and CEA Yunnan jointly undertake that, once the transfer of the Core Aviation Business and Associated Assets under this Agreement is complete, the Assignor, CEA Northwest and CEA Yunnan shall not, and shall procure and warrant that their affiliates and the companies in which they have an equity stake shall not, in any manner (including, without limitation, in the form of a wholly-owned enterprise, the establishment of an equity joint venture, the holding of shares or options of, or other interests in, another company or enterprise or by adopting any other form of cooperation) to invest or participate in, operate or assist in operating, whether directly or indirectly, any business which is or may be in direct or indirect competition with the air transport business engaged in by the Assignee, or hold any rights or interests in any such competing business through any third party.

12.   COMPENSATION

12.1 In addition to the liabilities expressly set out in Tables 9 and 10 of the Detailed Asset Appraisal Tables attached to Schedules 1-1 and 1-2 to this Agreement, the Assignor shall bear all liabilities for any liabilities or compensation arising due to any cause relating to the Core Aviation Business and Associated Assets which occured or existed before the Effective Date, and shall be obliged to hold the Assignor harmless against any litigation, arbitration, claim, administrative proceedings or other legal procedures which may arise from the abovementioned cause.

12.2 If the Assignee suffers any loss or damage due to any cause relating to the Core Aviation Business and Associated Assets which occured or existed before the Effective Date, the Assignor, CEA Northwest and CEA Yunnan shall be jointly and severally liable for compensating the Assignee.

12.3 If any party to this Agreement suffers any loss or damage due to a breach by any other party of any of its representations, warranties or undertakings given under

                                      4-13
      this Agreement, the breaching party shall compensate the non-breaching party in full.

12.4 The compensation mentioned in Clause 12.1,12.2 and 12.3 shall include but not be limited to any payment, cost or expense arising from or in connection with the resolution of such claims, or enforcement of any judgment or decision concerning such claims.

12.5 Any claim for compensation made by any party hereto pursuant to this Clause shall be in writing, and shall include a reasonable and detailed description of the facts and reasons relating to the claim.

13.   FORCE MAJEURE

      If any party is prevented from performing its relevant obligations under this Agreement in accordance with the agreed conditions due to an event of force majeure which was unforeseeable and the occurrence and consequences of which were unavoidable and insurmountable, it shall immediately notify the other parties of the relevant circumstances, and shall within 15 days furnish the relevant details and valid documentation evidencing the reason why it cannot wholly or partly perform its relevant obligations under this Agreement or why it is required to delay performance of the same. The parties shall decide, through consultations, whether to terminate or partly waive or defer the performance of such obligations depending on the extent to which the force majeure affected performance of the same.

14.   CONFIDENTIALITY

14.1 Unless otherwise required by laws or the relevant regulatory authority, without the written consent of the other parties, no party shall provide or divulge to any company, enterprise, organization or individual any information or data on the execution or performance of this Agreement, or any non-public information or data on the operations and business of the other parties as may be obtained in the course of this transaction.

14.2 The abovementioned restriction shall not apply to: (1) any information which, at the time of disclosure, was already in the public domain; or (2) any of the above confidential information which a party to this Agreement needs to disclose to its legal or financial advisors for the purpose of carrying on its normal operations.

                                      4-14

15.   GOVERNING LAW

      The formation, validity, interpretation and performance of this Agreement and the resolution of any dispute which may arise in connection with this Agreement shall be governed by the laws of China.

16.   RESOLUTION OF DISPUTES

16.1 Any dispute which arises among the parties regarding the validity, interpretation or performance of this Agreement shall, in the first instance, be resolved by the parties through consultations. If consultations fail to resolve the dispute within 30 days of its arising, any party shall have the right to bring an action in the People's Court in Changning District, Shanghai.

16.2 With the exception of the disputed provisions, during the period of dispute resolution, such resolution shall not affect the continued performance of the other terms of this Agreement.

17.   MISCELLANEOUS

17.1 This Agreement and the Schedules hereto and all other documents signed or delivered pursuant to or in connection with this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all agreements or understandings (whether written or oral) of the parties with respect thereto made prior to the signing of this Agreement.

17.2 The parties may supplement or amend this Agreement by way of a written agreement. Any agreement duly signed by the parties for amending or supplementing this Agreement shall constitute an integral part of this Agreement and shall have the same legal validity and effect as this Agreement.

17.3 If any provision of this Agreement is rendered invalid or unenforceable as a result of its violating a relevant law, the provision shall only be regarded as invalid to the applicable extent of such relevant law, and such invalidity shall not affect the legal validity of any other provisions of this Agreement.

17.4 No failure or delay on the part of any party in exercising any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of such right preclude any future exercise thereof.

17.5 Any notice or communication issued in connection with this Agreement shall be made in writing and sent to the respective addresses of the parties as set out below or such other addresses as may be notified by the parties in writing from time to time. Such notice shall be deemed served as follows:
      (1) if delivered

                                      4-15
      by hand, on delivery; (2) if sent by fax, upon receipt by the sender of an error-free confirmation of transmission; or (3) if sent by courier, at the time indicated on the acknowledgement of receipt.

      Assignor:
      Address: 2550 Hong Qiao Road, Shanghai
      Postcode: 200335
      Telephone: 021 51134150
      Fax: 021 62690233

      CEA Northwest:
      Address: 2 Fenghao Road, Xi'an, Shaanxi
      Postcode: 710082
      Telephone: 029 8792025
      Fax: 029 4207040

      CEA Yunnan:
      Address: Kunming International Airport, Yunnan
      Postcode: 650200
      Telephone: 0871 7112011
      Fax: 0871 7175977

      Assignee:
      Address: 2550 Hong Qiao Road, Shanghai
      Postcode: 200335
      Telephone: 021-51130920
      Fax:021-62686116

17.6 The execution of this Agreement may be accomplished (1) by all the parties signing on the execution page simultaneously; or (2) by each party signing the execution page in different places separately. This Agreement is made in twelve copies, of which the four parties shall each hold one copy. The remaining copies shall be submitted to the relevant authorities for approval or recordal purposes. All copies shall have the same effect.

                                      4-16

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to sign and deliver this Agreement on the date first written above.

China Eastern Air Holding Company

Signature: /s/ Li Fenghua

(Seal)

China Eastern Air Northwest Company

Signature: /s/ Liu Xingchen

(Seal)

China Eastern Air Yunnan Company

Signature: /s/ Li Mingdao

(Seal)

China Eastern Airlines Corporation Limited

Signature: /s/ Luo Chaogeng

(Seal)

                                      4-17